                       CONFIDENTIAL TREATMENT REQUESTED

[*] Denotes information for which confidential treatment has been requested pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Confidential portions omitted have been filed separately with the Commission.

                                                                 Exhibit 10.15

                              SUN CHANNEL AGREEMENT

                                  MASTER TERMS


         THIS SUN CHANNEL AGREEMENT MASTER TERMS ("Master Terms"), is made as of September 1, 1999 ("Effective Date") between Sun Microsystems, Inc., with its address at 901 San Antonio Road, Palo Alto CA 94303 ("Sun"), and Intraware Inc., with its address at 25 Orinda Way, Orinda, CA 94563 ("Customer").

         The parties agree as follows:

1.       SCOPE OF AGREEMENT

         1.1 EXHIBITS AND SCHEDULES. These Master Terms describe the general terms by which, Customer may purchase Product and Service from Sun. The specific terms related to the purchase of Equipment, Software and Service are described in the appropriate Product or Service Exhibits and Schedules (collectively referred to as "Exhibits"). The Exhibit will specify whether Customer will purchase Equipment and/or Service directly from Sun or a Sun authorized reseller. Each Exhibit and these Master Terms together constitute a separate agreement ("the Agreement"). Exhibits may be added or deleted from time to time by the agreement of the parties, but Customer is only authorized to purchase Product or Service hereunder to the extent that one or more applicable Exhibits is executed and in force.

         1.2 ORDER OF PRECEDENCE. The provisions of any Exhibit will take precedence over these Master Terms, to the extent that they are inconsistent.

2.       DEFINITIONS

         2.1 EQUIPMENT means the hardware components (may also be referred to as "hardware") of Product and includes the media on which Software is pre-loaded.

         2.2 PRODUCT means any Equipment and Software delivered by Sun directly or indirectly to Customer under the Agreement.

         2.3 SERVICE means any consulting, educational and support services provided directly or indirectly to Customer under the Agreement.

         2.4 SOFTWARE means any binary software (and related documentation) provided by Sun directly or indirectly to Customer under the Agreement.

3.       TERM AND TERMINATION

         3.1 TERM. These Master Terms commence on the Effective Date and will continue until the expiration or termination of all Exhibits. Each Exhibit shall detail the commencement date of the Exhibit ("Exhibit Effective Date").

         3.2 TERMINATION AT WILL. Either party may terminate these Master Terms and/or any Exhibits without cause, for any reason, on one hundred eighty (180) days written notice to the other party.

         3.3 TERMINATION FOR CAUSE: Either party may terminate these Master Terms and any or all Exhibits:

             (a) immediately, by written notice, upon material breach by the other party of the Agreement, if such breach cannot be remedied;

             (b) by written notice, if the other party fails to cure any material remediable breach of the Agreement within thirty (30) days of receipt of written notice of such breach;

             (c) automatically if Customer ceases to do business in the normal course, becomes or is declared insolvent or bankrupt, is the subject of any proceeding relating to the liquidation or insolvency of Customer which is not dismissed within ninety (90) days or makes an assignment for the benefit of its creditors;

             (d) immediately by written notice if Customer undergoes any material change in ownership or control (whether by way of voting or contract rights or otherwise) or in its business, which change Sun considers material, in the light of the fact that Customer has been appointed by Sun because of its present financial, technical and managerial conditions.

         3.4 TERMINATION BY SUN. In addition to the general reasons set forth in Sections 3.2 and 3.3 above, Sun may terminate these Master Terms and any or all Exhibits, immediately by written notice if Customer:

             (a) breaches any Sun Software license;

             (b) breaches Section 5 (Confidential Information) of these Master Terms;

             (c) breaches (or Sun reasonably believes Customer will breach) the U.S. Export Administration Regulations, the U.S. Foreign Corrupt Practices Act or similar laws or regulations of any other government; or

             (d) infringes or challenges the validity of any Sun copyright or Sun Trademark (as defined herein.)

         3.5 CONSEQUENCES OF TERMINATION OR EXPIRATION. Upon any expiration or termination of the Agreement (or all of them), the following will occur:

             (a) all outstanding invoices and amounts owing from Customer to Sun will there upon become immediately due and payable;

             (b) Sun will have the right of first refusal to repurchase Product in Customer's inventory at the lower of net invoice price or the then fair market value, as may be adjusted for any amounts due but unpaid pursuant to Section 3.5(a). If Sun desires to exercise this right, it will do so by written notice. Except in the case of Sun's termination for material breach, for a period of ninety (90) days from the date of termination or expiration, Customer may sell and/or license under the terms of the Agreement any inventory Sun elects not to repurchase;

             (c) Sun will have the right to cancel by written notice all or part of any unfulfilled order previously accepted by Sun. To the extent that Sun does not cancel any such order, the Agreement will continue to apply to such order;

             (d) except as otherwise provided in sub-section 3.5(b), Customer will immediately return all Sun property under Customer's control (including without limitation all Sun confidential information, schematics, manuals, Software and Sun business plans) and remove, cancel and/or cease to use the Sun Trademarks, any signs or other advertising materials referring to Sun, or Product or Service or to Customer as an authorized reseller of Sun; and

             (e) except as otherwise provided in sub-section 3.5(b), all Customer's rights under the Agreement shall immediately cease and Customer shall at no time in the future represent that it is an authorized reseller of Sun or that it is in any way associated with Sun or Products.

         3.6 SURVIVAL. Rights and obligations under the Agreement which by their nature should survive, will remain in effect after termination or expiration of the Agreement. All provisions of these Master Terms shall continue to apply to any Exhibit which by its terms survives termination of these Master Terms.

         3.7 NO LIABILITY FOR TERMINATION OR EXPIRATION. The right of termination or expiration provided herein is absolute. Each party waives and releases the other from any claim to compensation or indemnity related to the permitted or lawful termination of the business relationship established under the Agreement.

4.       COMMERCIAL TERMS

         4.1 Commercial terms for Customers who purchase Products or Services from a Sun authorized reseller will be determined by Customer's agreement with such reseller. This Section 4.1 applies only to Customers who purchase Products or Services directly from Sun.

             (a) PRICES AND TAXES. Prices and fees for Product and Service are [DDP excluding VAT (INCOTERMS 1990) or exclusive of all shipping and insurance charges, and do not include sales tax or any other tax based upon the value of Product and/or Service. Customer is responsible for payment of all such charges and taxes. To the extent that Customer is required to withhold taxes based upon Sun's income in any country, Customer will provide Sun with written evidence of such withholding suitable for Sun to obtain a tax credit in the United States.

             (b) PAYMENTS. If Customer satisfies Sun's credit requirements, payment terms are net thirty (30) days from the date of Sun's invoice or shipment whichever is the later. Otherwise terms are cash in advance of delivery. Sun in its reasonable commercial judgment may place Customer on credit hold, in which event, Sun will promptly inform Customer and may: (i) with respect to Product purchases, delay or reschedule Customer orders, and
(ii) with respect to Service, discontinue delivery upon thirty (30) days' written notice to Customer. Interest will accrue from the date on which payment is due at the lesser of fifteen percent (15%) per annum or the maximum rate permitted by applicable law. Customer will not be required to pay the disputed portion of any invoice, pending resolution of that dispute, provided that written notice of the dispute has been forwarded to Sun in writing within (15) days of the date of that invoice.

         4.2 RECORDS AND AUDITS. During the term of the Agreement and for a period of three (3) years thereafter, Customer will maintain accurate records as necessary to verify compliance with the Agreement. Sun may audit these records at any time after reasonable written notice to verify compliance. Sun will conduct this audit through an independent auditor of Sun's choice ("Auditor"), during Customer's normal business hours. Auditor will be bound to keep confidential the details of the business affairs of Customer and to limit disclosure of the audit results to only the sufficiency of the records, including, whether Customer is in compliance with the terms of the Agreement and the amount, if applicable, of any required additional payment or other payment adjustment. Except as described below, Sun will bear all costs and expenses associated with the exercise of its audit rights. Any errors in payments identified will be corrected by Customer by appropriate adjustment in payment for the quarterly period during which the error is discovered. In the event of an underpayment of more than five percent (5%), Customer will reimburse Sun the amount of the underpayment, the reasonable charges of the Auditor in performing the audit that identified the underpayment, and interest on the overdue amount at the maximum allowable interest rate from the date the obligation accrued.

5.       CONFIDENTIAL INFORMATION

         If either party desires that information provided to the other party under the Agreement be held in confidence, that party will, prior to or at the time of disclosure, identify the information in writing as confidential or proprietary. The recipient may not disclose such confidential or proprietary information, may use it only for purposes specifically contemplated in the Agreement, and must treat it with the same degree of care as it does its own similar information, but with no less than reasonable care. These obligations do not apply to information which: a) is or becomes known by recipient without an obligation to maintain its confidentiality; b) is or becomes generally known to the public through no act or omission of recipient, or c) is independently developed by recipient without use of confidential or proprietary information. This section will not affect any other confidential disclosure agreement between the parties.

6.       LIMITED WARRANTIES

     6.1 PRODUCT AND SERVICE WARRANTIES. Any warranties for Product and Service will be specified in the Exhibit(s).

         6.2      YEAR 2000 WARRANTY.

                  (a) Sun warrants that specified versions of Product identified on Sun's external Web site (url: www.sun.com/y2000/cpl.html) as being Year 2000 compliant ("Listed Product") will not produce errors in the processing of date data related to the year change from December 31, 1999 to January 1, 2000. Date representation, including leap years, will be accurate when Listed Product are used in accordance with their accompanying documentation, provided that all hardware and software products used in combination with Listed Product properly exchange date data with them.

                  (b) In addition to the Listed Products, the warranty also applies to the Products identified in Attachment A to the Software Exhibit attached hereto.

                  (c) Versions of Product identified on Sun's external Web site as not yet compliant, but which are scheduled to be made compliant, will become Listed Product when remedial replacement parts, patches, software updates or subsequent releases ("Y2K Fixes") are issued and properly installed.

                  (d) Other Product are not covered by these warranties.

                  (e) To the extent that Sun installs Y2K Fixes or performs other Service under the Agreement for Customer, Sun respectively warrants that:

                         (i) upon installation of the Y2K Fixes, Product will
become Listed Product; and

                         (ii) Service performed on Listed Product will not
result in them ceasing to be Listed Product.

                  (f) Customer's sole and exclusive remedy for Sun's breach of these warranties will be for Sun: (i) at Sun's expense, to use commercially reasonable efforts to provide Customer promptly with equivalent Year 2000 compliant Product; or (ii) if (i) is commercially unreasonable, to refund to Customer its net book value for non-compliant Listed Product.

         6.3 [*]

         6.4 DISCLAIMER OF WARRANTIES. UNLESS SPECIFIED IN THE AGREEMENT, OR IN ANY EXHIBIT, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, ARE DISCLAIMED, EXCEPT TO THE EXTENT THAT SUCH DISCLAIMERS ARE HELD TO BE LEGALLY INVALID.

7.       IMPORT AND EXPORT LAWS

         All Product, Service and technical data delivered under the Agreement are subject to U.S. export control laws and may be subject to export or import regulations in other countries. Customer agrees to comply strictly with all such laws and regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export or import as may be required after delivery to Customer.

8.       NUCLEAR APPLICATIONS

         Customer acknowledges that Products are not designed or intended for use in the design, construction, operation or maintenance of any nuclear facility. Sun disclaims any express or implied warranty of fitness for such uses.

9.       TRADEMARKS

         9.1 TRADEMARKS. "Sun Trademarks" means all names, marks, logos, designs, trade dress and other brand designations used by Sun in connection with Product and Service. Customer may refer to Product and Service by the associated Sun Trademarks provided that such reference is not misleading and complies with Sun's Trademark and Logo Policies. Customer may not remove or alter any Sun Trademarks, nor may it co-logo Product. Customer agrees that any use of Sun Trademarks by Customer will inure to the sole benefit of Sun or its licensors. Customer agrees not to incorporate any Sun Trademarks into Customer's trademarks, service marks, company names, internet addresses, domain names, or any other similar designations.

         9.2 SPECIAL PROGRAM LOGOS. Customer may use the special program logo, if any, applicable to Customer's appointment, as established in any Exhibit (e.g. Authorized Reseller Logo) only: (a) as shown in the art work provided by Sun; (b) in pre-sale marketing materials and advertising, but not on goods, packaging, product labels, documentation or other materials distributed with Product; (c) in a manner no more prominent than Customer's corporate name and logo; and (d) otherwise in accordance with the then current Sun Trademark and Logo Policies.

         9.3 USE OF CUSTOMER INFORMATION. Each party has the right to disclose and publish the other party's name, address and profile information in connection with it's Customer programs.

10.      INTELLECTUAL PROPERTY CLAIMS

         Sun will defend or settle at its option and expense any legal proceeding brought against Customer, to the extent that it is based on a claim that the use of Product (or the use of the replacement parts, enhancements, maintenance releases, and patches ("Materials") provided to Customer by Sun) directly infringe a [*], and will pay all damages and costs awarded by a court of final appeal attributable to such claim, provided that
Customer: (a) gives written notice of the claim promptly to Sun; (b) gives Sun sole control of the defense and settlement of the claim; (c) provides to Sun all available information and assistance; and (d) has not compromised or settled such claim. If any Product or Materials are found to infringe, or in Sun's opinion are likely to be found to infringe, Sun may elect to: (a) obtain for Customer the right to use such Product and/or Materials; (b) replace or modify such Product and/or Materials so that they become non-infringing; or if neither of these alternatives is reasonably available,
(c) remove such Product and/or Materials and refund Customer's net book value for these Product and/or Materials. Sun has no obligation under this Section 10 for any claim which results from: (a) use of Product and/or Materials in combination with any equipment, software or data not provided by Sun, provided such infringement claim would have been avoided had the Product not been used in combination with such equipment, software or data; (b) Sun's compliance with designs or specifications of Customer; (c) modification of Product and/or Materials; or (d) use of an allegedly infringing version of any Product and/or Materials, if the alleged infringement could be avoided by the use of a different version made available to Customer. THIS SECTION 10 STATES THE ENTIRE LIABILITY OF SUN AND EXCLUSIVE REMEDIES OF CUSTOMER FOR CLAIMS OF INFRINGEMENT.

11.      LIMITATION OF LIABILITY

         11.1 Except for obligations under Section 10 (Intellectual Property Claims), or Section 12 (Indemnity and Insurance) or breach of any applicable license grant, and to the extent not prohibited by applicable law, each party's aggregate liability to the other for claims relating to the Agreement, whether for breach or in tort, will be [*].

         11.2 Neither party will be liable for any indirect, punitive, special, incidental or consequential damage in connection with or arising out of the Agreement (including loss of business, revenue, profits, use, data or other economic advantage) however it arises, whether for breach or in tort, even if that party has been previously advised of the possibility of such damage.

         11.3 Liability for damages will be limited and excluded even if any exclusive remedy provided for in the Agreement fails of its essential purpose.

12.      INDEMNITY AND INSURANCE

         Except for claims arising under Section 10 (Intellectual Property Claims), Customer will indemnify Sun and its suppliers from and against all claims, liabilities, damages and costs (including legal fees and costs), relating to (i) Customer's use or distribution of Product and Service under the Agreement or (ii) any acts or omissions of Customer. Customer shall carry liability insurance to protect Sun from all such claims, pay the premiums therefor, and deliver to Sun, upon request, proof of such insurance (which shall require thirty (30) days' written notice to Sun in event of modification or termination).

13.      FORCE MAJEURE

         A party is not liable under the Agreement for non-performance caused by events or conditions beyond that party's control, if the party makes reasonable efforts to perform. This provision does not relieve either party of its obligation to make payments then owing.

14.      WAIVER OR DELAY

         Any express waiver or failure to exercise promptly any right under the Agreement will not create a continuing waiver or any expectation of non-enforcement.

15.      ASSIGNMENTS

         Neither party may assign or otherwise transfer any of its rights or obligations under the Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that Sun may assign its right to payment, assign the Agreement to an affiliated company, or subcontract the delivery of Service or Product. If Sun elects to subcontract Service or Product delivery, Sun will remain primarily responsible for delivery.

16.      RELATIONSHIP OF THE PARTIES

         An Agreement is not intended to create a relationship such as a partnership, franchise, joint venture, agency, or employment relationship. Neither party may act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other party.

17.      NOTICES

         All written notices required by the Agreement must be delivered in person or by means evidenced by a delivery receipt and will be effective upon receipt.

18.      SEVERABILITY

         If any provision of the Agreement is held invalid by any law or regulation of any government or by any court or arbitrator, such invalidity will not affect the enforceability of any other provisions.

19.      GOVERNING LAW

         Disputes which cannot be settled amicably will be governed by the laws of the US and the state of California. Choice of law rules of any jurisdiction and the United Nations Convention on Contracts for the International Sale of Goods will not apply.

20.      ENTIRE AGREEMENT

         20.1 An Agreement (which includes the applicable Exhibit) is the parties' entire agreement relating to its subject matter. It supersedes all prior or contemporaneous oral or written communications, proposals, conditions, representations and warranties and prevails over any conflicting or additional terms of any quote, order, acknowledgment, or other communication between the parties relating to its subject matter.

         20.2 No modification to the Agreement will be binding, unless in writing and signed by an authorized representative of each party.

         IN WITNESS WHEREOF, THE DULY AUTHORIZED REPRESENTATIVES OF THE PARTIES HAVE EXECUTED THESE MASTER TERMS AS OF THE EFFECTIVE DATE.


SUN MICROSYSTEMS, INC.                      INTRAWARE



By:  /s/ Alton D. Page                      By:   /s/  Donald M. Freed
    -------------------------------------       ---------------------------

Name:    Alton D. Page                      Name:      Donald M. Freed
      --------------------------------             ---------------------------

Title:   VP Operations                      Title:   EVP/CFO
      --------------------------------             ---------------------------

Date:    8/31/99                            Date:    8/31/99
      --------------------------------             ---------------------------

                                    EXHIBIT A

                                SOFTWARE PRODUCTS
                       DIRECT VALUE ADDED RESELLER (DVAR)

This SMI Software Exhibit ("Software Exhibit") between Sun Microsystems, Inc. and Customer is an attachment to the Master Terms between Sun and Customer and is effective as of the date of execution by Sun ("Exhibit Effective Date"). The Master Terms are an integral part of this Software Exhibit and are incorporated by reference herein.

1.       DEFINITIONS

         1.1 "BCL" means the Sun binary code license contained in Software or related documentation.

         1.2 "Channel Web" means Sun's proprietary software channel information system.

         1.3 "End User" means the entity licensed to use Software under a BCL. If End User is a corporation or other entity, then, for license fee purposes, "End User" includes each individual within such corporation or entity licensed to use Software under the BCL.

         1.4 "Error" means any reproducible failure of Software to perform its intended function or any significant inaccuracy in its related documentation.

         1.5 "Error Correction" means a modification, procedure, patch or routine intended to correct the practical adverse effect of an Error.

         1.6      "Fees" means the fees set forth in the Price List.

         1.7 "Guide" means the Sun Channel Program Guide or Guides relating to Software ordered under this Software Exhibit.

         1.8 "NFR Software" means Software designated on the Channel Web as "not for resale" software.

         1.9 "Price List" means the applicable Sun Price List current at the time of execution of this Software Exhibit and any subsequent price changes made by Sun under Section 3.4 of this Software Exhibit.

         1.10 "Software", in addition to the definition in the Master Terms, includes Error Corrections, upgrades, NFR Software and Subscription Kits.

         1.11 "Software Release" means a release of Software that is designated by Sun in its sole discretion by a change in the digit(s) to the left of the decimal point in the Software version number [(x).x.x].

         1.12 "Subscription Kit" means tangible or electronically downloadable materials designated in the Price List as a Sun Software Subscription Program Product and delivered in kit form.

         1.13 "Territory" means the countries or geographic regions identified in SCHEDULE 1 to this Software Exhibit.

         1.14 "Update" means a release of a Software that is designated by Sun in its sole discretion by a change in the digit(s) to the right of the tenths digit in the Software version number [x.x.(x)].

         1.15 "Upgrade" means Updates, Version Releases, or Software Releases that Sun makes generally commercially available.

         1.16 "Version Release" means a release of a Software that is designated by Sun in its sole discretion by a change in the tenths digit in the Software version number [x.(x).x.]

2.       APPOINTMENT OF CUSTOMER

         2.1 APPOINTMENT. Sun appoints Customer as a nonexclusive "Authorized Software Enterprise Partner" and grants Customer the nonexclusive and nontransferable right to distribute Software to End Users in the Territory identified in Schedule 1.

         2.2 SOFTWARE CATEGORIES. Sun will segregate the Software in three (3) categories (Level I, Level II, and Level III), as provided in Attachment A. Level I Software do not require product training and authorization of Customer by Sun to sell such Software. Customer must be trained and authorized by Sun to sell Level II and Level III Software to its end user customers. Customer agrees to successfully complete and pass all training and authorization obligations for Level II and Level III Software offered by Sun.

         2.3 GUIDE. The Guide sets forth additional terms and information concerning special promotions and programs relating to the Sun Software Channel Program. Customer may participate in the promotions and programs, provided that Customer is in compliance with its other obligations under the Agreement, and any other agreement with Sun or its affiliated companies, including payment and reporting obligations. Certain Software as identified in the Guide, may only be purchased from Sun Authorized Distributors. Customer will not advertise, sell, lease, or ship Software outside the Territory without Sun's prior written consent, which shall not be unreasonably withheld. Customer may not open Software prior to delivery to End User. Sun has the right to change the Guide at any time withhold notice. Changes to the Guide may be provided via the Channel Web and Customer agrees to be bound by these changes. For Customers who do not have regular access to the internet and Channel Web, printed copies of changes to the Guide will be provided by Sun upon written request.

         2.4 OBLIGATIONS. Customer agrees to: (a) actively market and support Software; (b) follow up on any leads provided by Sun (which will be considered Sun Confidential Information); (c) ensure that the marketing and support efforts for Software are conducted identified and trained personnel within Customer who have knowledge of Software and meet the training requirements the Guide; (d) provide Sun on a quarterly basis with relationship planning document as described in the Guide; (e) provide Sun monthly "sales out" activity (including, but not limited to, end user name and address, dollar volume, and type and quantity of Software shipped; (f) submit a quarterly, non-binding forecast of Customer's projected shipments for Software; and (g) not misrepresent Software or make any representation or warranty inconsistent with the Master Terms, this Software Exhibit or a BCL.

         2.5 ELECTRONIC DISTRIBUTION. Customer may electronically distribute any Software appearing on Attachment A, excluding Software pending Sun approval for electronic distribution in the following Level II and Level III Software categories: ISP Services Product Speciality, Network Security Product Speciality, Messaging Product Speciality, Application Server Product Speciality, and Portal Services Product Speciality. Prior to any electronic distribution, Customer shall: (a) manufacture a secure, electronic version of the Product in a digital wrapper or "envelope"; (b) appropriate mechanisms to ensure that (i) Customer can accurately secure and account for the number of electronic downloads and (ii) electronic distribution occurs only as expressly set forth herein and that such file transfer protocol (FTP), HTTP and/or SHTTP and/or other agreed upon site shall not permit any other person or entity to download or otherwise electronically access any Product except as expressly set forth herein; and (c) institute systems to accrue payment hereunder for each copy of Product prior to or contemporaneous with such distribution. Customer represents and warrants that the secure wrapper oar "envelope" cannot be unlocked and the Product installed until the End User has registered with, and obtained an authorized password or key from Customer.

     2.6 LIMITED TERRITORY LICENSE. Customer may, on a case by case basis as approved in advance in writing by Sun, and as part of its electronic distribution service to U.S. end users, permit downloading to non-U.S. subsidiaries or to other non-U.S. business sites in the European and Intercontinental territories.

3.       COMMERCIAL TERMS

         3.1 REPORTING. Customer will provide to Sun a written [*] by the [*] working day of each month that includes the [*] and other information described in the Guide. Customer acknowledges that it will not receive marketing funds unless it has met all point-of-sale requirements. In addition, on the first business day of each calendar quarter, upon request from Sun, Customer will provide Sun a [*] Customer will also provide a completed relationship management document as described in the Guide. [*]

         3.2 RETURNS. Commencing on the Exhibit Effective Date, on a quarterly basis Customer may request to return for credit, a quantity of Software (other than NFR Software) the net Fees for which will not exceed [*] of the cumulative net Fees for Software shipped to Customer during the immediately preceding quarter. Before returning any Software, Customer must obtain from Sun a "Return Material Authorization" (RMA). Customer must place an offsetting order with Sun for Software of dollar value at least equal to any credit issued hereunder. No more than [*] of all returned Software may be in opened packages. Customer may not deduct the amount of any credit from outstanding invoices. Customer will be responsible for paying all freight and shipping charges for Software returned under this Section
3.3. Stock rotation is not available for discontinued Software.

         3.3 PAYMENTS. For all Software purchased under this Software Exhibit, Customer will pay Sun an amount equal to the Fee, less the applicable discount set forth in SCHEDULE 1.

         3.4 PRICE CHANGES. Sun reserves the right to change the Price List, discounts and Fees for any Software [*]. Changes which result in decrease in Fees will take effect [*]. In the event of a change which increase Fees, Sun will provide Customer with [*] days prior written notice. If, during the term of this Software Exhibit Sun decreases the Fee for any Software, Customer will be entitled to a credit toward new orders for any Software placed within [*] after announcement by Sun. This credit will be equal to the difference between the new Fee and the Fee paid by Customer less any previous credit provided, for the affected Software multiplied by the quantity of that Software in Customer's inventory as of the date of the announcement. In order to claim this credit Customer must, within [*] days of announcement of a change which decreases Fees, supply Sun with a written report including: (a) the identification of all affected Software which were in Customer's inventory immediate prior to announcement of the decrease; (b) the net Fee for this Software before and after the decrease and (c) other information as Sun may reasonably request. Sun will issue the credit to Customer within sixty (60) days from the date Sun receives the report. All orders for Software scheduled for shipment or in transit to Customer at the time of the announcement will be adjusted to the decreased Fee.

         3.5 DELIVERY AND TITLE. Software purchase orders will be submitted to Sun by Customer under the terms of the Software Exhibit and subject to a minimum of Five Thousand Dollars ($5,000) per order. Sun will delivery Software Ex Works, Sun facilities. Customer assumes all risk of loss or damage upon delivery of Software. Customer acknowledges that it does not take title to Software, with the exception of media and printed materials, but rather licenses Software under the terms of this Agreement.

         3.6 UPDATES, VERSION RELEASES AND SOFTWARE RELEASES. Fees are for the Software releases current as of the Effective Date. Except as provided in
Section 4 of this Software Exhibit, Updates, Version Releases and Software Releases may require additional payment and be subject to addition terms. Sun may, without Customer's approval and without incurring any liability to Customer, modify Software discontinue its manufacture, sale or support upon thirty (30) days prior written notice to Customer.

4.       UPGRADES AND OBSOLESCENCE

          4.1 DIRECT PURCHASES ONLY. This Section 4 applies only to Customer's purchase of Software directly from Sun.

         4.2 UPGRADES. Subject to the terms below, Customer may upgrade unopened Software in its inventory before the date Sun commences shipment of a new Upgrade ("Commencement Date"):

                  (a) Updates from the immediately proceeding Update version will be provided to Customer at no charge.

                  (b) Upgrades to a Version Release or Software Release from the immediately preceding Version Release or Software Release will be provided to Customer at no charge unless Sun increases its Fees for the new release. If Sun increases its Fees, the new release will be made available to Customer at the incremental price difference between the original Fee paid by Customer and the Fee for the new release.

                  (c) To receive Upgrades under this Section 4, Customer must provide Sun with a written request for the Upgrade, obtain an RMA and return to Sun all Software to be upgraded. Customer will pay all shipping charges for returned Software and Upgrades ordered under this Section 4. Sun will credit Customer with the total amount Customer paid for the returned Software if the return is accompanied by a firm order for the immediate delivery of Upgrades whose total payment amount at least equals that of the returned Software. Customer is limited to [*] upgrade requests for each Update, Version Release and Software Release. The first request must be received by Sun within thirty (30) days of the Commencement Date and the second request within ninety (90) days of the Commencement Date. If Customer fails to make the requests within the time frame described, Customer will no longer have the right to upgrade Software under this Section 4.

                  (d) For a period of [*] days after Sun discontinues offering Software, Customer will have the right, shipping prepaid and retaining all risk of loss, to return the unopened discontinued Software to Sun. Sun will credit Customer with the total amount Customer paid for the discontinued Software if the return is accompanied by a firm order for the immediate delivery of other Software whose total payment amount at least equals that of the returned Software.

5.       SUBSCRIPTION KITS

         5.1 DISTRIBUTION OF SUBSCRIPTION KITS. Sun grants to Customer a non-transferable, nonexclusive, limited license to distribute Subscription Kits within the Territory. "Subscription Kit" means tangible or electronically downloadable materials for Licensed Products designated in the applicable Sun price list as a Sun Software Subscription products and delivered in a kit form. Subscription Kits contain (i) a certificate for the Sun Software Subscription services entitling an End User to receive drop-shipments of upgrades for Licensed Products directly from Sun; (ii) Sun Software Subscription services program terms; (iii) End User registration and acceptance forms to be completed and returned to Sun; and (iv) marketing collateral.

         5.2 RESTRICTIONS. Customer may not open any Subscription Kit prior to delivery to End Users. Customer may not sell or distribute Subscription Kits unless the End User has first provided satisfactory proof of its license for the most current version of the Licensed Products. Proof of End User's current license will be satisfied by the End User showing Customer copies of its license or install disk, cover page of the install disk manual or other form of proof satisfactory Sun that End User is licensed to the current version level. Subscription Kits may be purchased only from Authorized Distributors or Sun.

         5.3 RETURNS. In the event an End User does not accept terms provided in the Subscription Kit and elects within [*] days of purchase to return the Subscription to Customer, Customer must accept return of the Subscription Kit and refund the fees paid by End User. Customer may return, shipping prepaid, to the Authorized Distributor from which the Subscription Kit was purchased, the Subscription Kit returned by the End User for a refund of the fees paid by Customer, provided, however, that: (i) the Subscription Kit was properly returned to Customer by the End User within [*] days of its purchase; and
(ii) Customer requests and has received a Return Material Authorization ("RMA") number from the Authorized Distributor within five (5) business days of the Subscription Kit's return by the End User to Customer.

         5.4 OTHER PROGRAMS. Any additional subscription offerings and requirements are set forth in the Guide.

6.       NOT FOR RESALE SOFTWARE

         6.1 PURCHASE. As part of the Sun Software Channel Program, Customer may obtain not-for-resale copies Licensed Products ("NFR Software"). Licensed Products available as NFR Software are designated on the Channel Web and may be ordered only from Authorized Distributors and Sun. Customer may use no more than one (1) copy of each NFR Software at each Customer business location (including field sales offices). Each location at which NFR Software is used must be staffed with Customer employees who have met all applicable training, testing and authorization requirements set forth in the Guide.

         6.2 LABELING AND USE. NFR Software must at all times clearly labeled "Not For Resale Software" and may be used only for purposes of internal staff training, presales support, customer demonstrations and Sun approved marketing.

         6.3 DESTRUCTION OF NFR SOFTWARE. Applicant must destroy NFR Software:
(i) upon notice that the NFR Software has been discontinued or is available as a new revision release or (ii) if it is no longer being used on a regular basis by Applicant for the purposes described in Section 6. To obtain new revision releases of NFR Software, Applicant may provide Authorized Distributor or Sun with written certification that the NFR Software has been destroyed.

         6.4 RESTRICTIONS. Applicant may not use the NFR Software development of software programs; nor copy, resell or distribute the NFR Software to any third party. In addition this Section 6, Applicant's use of NFR Software is further subject to the terms of the BCL which accompanies the software.

7.       SUPPORT

         During the term of this Agreement, Customer will provide prospective End Users with complete pre-sale support, and End Us with post-sale support as provided in the Guide.

8.       SUN SOFTWARE CHANNEL PROGRAM WEB SITE

         Subject to the following, Sun will provide Customer with an account login, password and the site URL for the Channel Web.

         8.1 USE OF WEB CONTENTS. Title to and ownership in all products, including software products, documents and other program information contained in the Channel Web ("Web Contents") will solely and exclusively be and remain in Sun and its licensors. Customer may use Web Contents only for: (a) its internal evaluation purposes and (b) at its primary business facility. If the software products accessed as part of Web Contents contain third party code, Customer's use of the products may be subject to additional terms. Customer is not authorized to make any modifications or revisions to Web Contents nor distribute Web Contents to any third party. Customer will indemnify Sun from all liability, expense, and damage of any type arising from Customer's violation of this
Section 8.1.

         8.2 NO SUPPORT FOR WEB CONTENTS. Customer acknowledges that Sun is not obligated to make any of Web Contents available as a final Sun product. Sun retains the right to make any modifications or changes to Web Contents at any time without prior notice to Customer. Web Contents are provided strictly on an "AS IS" basis. Customer acknowledges that no support will be provided by Sun for the software product(s) contained in the Web Contents.

9.       WARRANTIES AND DISCLAIMER

         Sun warrants that for a period of ninety (90) days from Customer's receipt of Software provided under this Software Exhibit the media on which the Software is furnished will be free of defects in materials and workmanship under normal use. Customer's exclusive remedy and Sun's entire liability under this limited warranty will be for to replace the Software media.

10.      ADDITIONAL LIMITATIONS

         IN NO EVENT WILL ANY ENTITY WORKING WITH SUN THE DEVELOPMENT AND SUPPLY OF ANY LICENSED PRODUCT OR PART THEREOF BE LIABLE UNDER THIS AGREEMENT.

11.      TERM AND TERMINATION.

         This Software Exhibit will commence upon the Software Effective Date. Unless earlier terminated as provided in the Master Terms, this Software Exhibit will remain in effect until the date established in following schedule:


            EFFECTIVE DATE                            EXPIRATION DATE
            --------------                            ---------------
                                                      (OF THE FOLLOWING YEAR)
                                                      -----------------------
            July 1 - September 30                      September 30

            October 1 - December 31                    December 31

            January 1 - March 31                       March 31

            April 1 - June 30                          April 30

         IN WITNESS WHEREOF, the parties have authorized their representatives to execute this Software Exhibit effective as of the Effective Date written below.


SUN MICROSYSTEMS, INC.                        INTRAWARE, INC.




By:  /s/ Alton D. Page                        By:   /s/ Donald M. Freed
    --------------------------------------         ---------------------------

Name:    Alton D. Page                        Name:     Donald M. Freed
      -------------------------------               --------------------------
           (printed or typed)                          (printed or typed)

Title:   VP Operations                        Title:   EVP/CFO
       ------------------------------                -------------------------

Effective Date:    8/31/99                    Effective Date:  8/31/99
                ---------------------                         ----------------

                                   SCHEDULE I

                               TO SOFTWARE EXHIBIT
                                     (DVAR)


1.       Territory:  United States and Canada

2. Discount Schedule: Customer's discount for the Sun-Netscape Alliance Software shall be [*] off the MSRP as set forth in the Sun-Netscape Alliance Price List for the first [*] of revenue from fees. Customer's discount for revenue in excess of [*] shall be [*] off the MSRP as set forth in the Sun-Netscape Alliance Price List.

3. Discretionary Rebates/Offset: If and to the extent Sun makes available to its resellers a discretionary rebate program to which Customer, as a Sun reseller would be entitled, then the rebate will not initiate until it exceeds [*]. In the event Customer is entitled to such rebate, then Sun will only be obligated to pay a rebate in the amount that exceeds [*].

4. "Accumulated Savings" is calculated as [*] of MSRP, as set forth in the Sun-Netscape Alliance Price List, of Products sold by Customer plus the total of discretionary rebates forfeited by Customer at any point in time. Accumulated Savings shall not exceed [*]. As of September 30, 2000, or sooner, if terminated, if the Accumulated Savings is not equal to [*], Customer will remit to Sun an amount equal to the difference between the Accumulated Savings and [*], or the prorated portion thereof, within thirty days from September 30, 2000 or the date of termination. This provision shall survive termination of the Agreement.

5. Co-op Accrual Program: Customer will accrue [*] Co-op funds on Alliance Software net revenue sold, and be eligible to access Market Development Funds pursuant to the Guide.

                                  ATTACHMENT A



               ALLIANCE PRODUCTS - LEVEL I, LEVEL II AND LEVEL III




I.       LEVEL I ALLIANCE PRODUCTS(S)

                  Netscape Directory Server

                  Netscape Certificate Management System

                  Netscape Delegated Administrator

                  Netscape Meta-Directory

                  Netscape Directory for Secure E-Commerce

                  Netscape Process Manager

                  Netscape Calendar Server

                  Netscape Messaging Server

                  Netscape Messaging Server Hosting

                  Netscape Hosting Suite

                  Netscape Enterprise Server

                  Netscape FastTrack Server

                  Netscape SuiteSpot Standard

                  Netscape SuiteSpot Professional

II.      LEVEL II AFFIANCE PRODUCT(S)

                  ISP SERVICES PRODUCT SPECIALITY

                           Solaris ISP Server

                  NETWORK SECURITY PRODUCT SPECIALITY

                           SunScreen EFS

                           SunScreen SecureNet

                           SunScreen SKIP

                           SunScreen SPF-200

                  SUITESPOT PRODUCT SPECIALITY

                           Netscape SuiteSpot (Standard/Professional)

III.     LEVEL III ALLIANCE PRODUCT(S)

                  MESSAGING PRODUCT SPECIALITY

                           Sun Internet Mad Server

                           Sun Calendar Server

                  APPLICATION SERVER PRODUCT SPECIALITY

                           Netscape Application Server

                           Netscape Application Builder

                           Netscape Extension Building

                           Netscape Extension for MQSeries

                           Netscape Extension for Tuxedo

                           Netscape Application Server for R/3

                           Netscape Application Server for CICS/MS

                           NetDynamics Application Server

                           NetDynamics PAC for COM

                           Net Dynamics PAC for SAP

                           NetDynamics PAC for PeopleSoft

                           NetDynamics PAC SDK

                           Net Dynamics Developer Studio

                  E-Commerce Product Speciality

                           Netscape BuyerXpert

                           Netscape MerchantXpert

                           Netscape SellerXpert

                           Netscape BillerXpert

                           Netscape PublisherXpert

                           Netscape TradingXpert

                           Netscape ECXpert

                           Netscape ECXpert Enterprise

                           Netscape ECXpert Extension for MQSeries

                           Netscape ECXpert Extension for Oracle Applications

                           Netscape ECXpert Extension for SAP R/3

                           Netscape ECXpert Mercator Authoring Tool

                           Netscape ECXpert SAP R/3 Authoring Tool

                  PORTAL SERVICES PRODUCT SPECIALITY

                           Custom Netcenter

                           I-Planet


                                       -3-